UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2015

IMMUNE PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36602	52-1841431
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 East 29th Street, Suite 940

New York, NY 10016

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (646) 440-9310

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 16, 2015, Immune Pharmaceuticals Inc. (the “Company”) entered into Securities Exchange Agreements (the “Agreement”) with certain holders (the “Holders”) of all of their shares of Series C 8% Convertible Preferred Stock, par value $0.0001 per stock (“Preferred Stock”), pursuant to which the Company agreed to issue the Holders an aggregate of 1,866,904 shares of its common stock, $0.0001 par value (the “Common Stock”) and five-year warrants to purchase an aggregate of up to 315,407 shares of Common Stock, at an exercise price of $3.00 per share and exercisable commencing six months following the date of issuance, in exchange for the Holders’ aggregate of 1,967 shares of Preferred Stock, originally issued by the Company on March 14, 2014, including any accrued but unpaid dividends payable thereon (the “Exchange”), pro rata to such Holder’s Preferred Stock ownership. The terms of the Exchange were determined by arms-length negotiations between the parties.

The shares of Common Stock were issued in reliance on the exemption from registration contained in Section 3(a)(9) of the Securities Act for securities exchanged by the issuer and an existing security holder where no commission or other remuneration is paid or given directly or indirectly by the issuer for soliciting such exchange.

The Exchange is expected to settle on or about July 20, 2015, after which a total of 352 shares of Preferred Stock will remain outstanding and the Company is expected to have 27,093,576 shares of Common Stock outstanding.

Item 3.02.	Unregistered Sale of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

4.1	Form of Warrant.

10.1	Form of Securities Exchange Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE PHARMACEUTICALS INC.

Dated: July 17, 2015	By:	/s/ Daniel G. Teper
		Name:	Daniel G. Teper
		Title:	Chief Executive Officer